UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2017

CBRE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South Hope Street, 25th Floor Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

(213) 613-3333

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

This Current Report on Form 8-K is filed by CBRE Group, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 1.01 Entry into a Material Definitive Agreement

On October 31, 2017, the Company, CBRE Services, Inc., a subsidiary of the Company (“Services” or the “U.S. Borrower”), certain subsidiaries of Services, the lenders party thereto, and Credit Suisse AG (“Credit Suisse”), as administrative agent, entered into a Credit Agreement (the “Credit Agreement”), which replaced that certain Second Amended and Restated Credit Agreement, dated as of January 9, 2015 (as amended prior to the date hereof, the “Existing Credit Agreement”), among the Company, Services, certain subsidiaries of Services, the lenders party thereto and Credit Suisse, as administrative agent.

The Credit Agreement provides for the following credit facilities, the proceeds of which were used to repay in full the loans outstanding and replace in full the commitments available, as applicable, under the Existing Credit Agreement:

•	a $750 million senior unsecured delayed draw tranche A term loan facility (which was initially drawn on October 31, 2017 in an amount of $200 million and which may be drawn on one additional occasion on any date prior to July 31, 2018 in an amount up to the remaining principal amount of commitments available under the tranche A term loan facility on such date); and

•	a senior unsecured revolving credit facility of up to $2.8 billion, including an allowance for borrowings outside of the United States, with (i) a $200 million sub-facility allowing for multicurrency revolving borrowings available to the U.S. Borrower (Services), the Canadian Borrower (CBRE Limited), the Australian Borrower (CBRE Pty Limited) and the New Zealand Borrower (CBRE Limited) and (ii) a $300 million sub-facility allowing for U.K. revolving loans to the U.S. Borrower and the U.K. Borrower (CBRE Limited).

The revolving credit facility includes borrowing capacity (i) of up to $200 million for letters of credit and (ii) up to $50 million for short-term borrowings (referred to as swingline loans) available to the New Zealand Borrower.

On October 31, 2017, the U.S. Borrower made initial borrowings of (i) $200 million under the tranche A term loan facility (with the remaining $550 million available to be drawn under the tranche A term loan facility on one additional occasion on any date on or prior to July 31, 2018) and (ii) $83 million under the revolving credit facility. These proceeds, in addition to cash on hand, were used to repay all amounts outstanding under the Existing Credit Agreement.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate equal to an applicable rate plus, at the applicable borrowers’ option, either (1) a base rate determined by reference to the greatest of (a) the prime rate determined by Credit Suisse, (b) the federal funds rate plus 1/2 of 1% and (c) the sum of (i) a reserve adjusted LIBO rate determined by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in dollars, Pounds or Euro, as applicable, for an interest period of one month plus (ii) 1.00% or (2) a reserve adjusted LIBO rate determined by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in dollars, Pounds or Euro, as applicable, for the applicable interest period.

The applicable rate for borrowings with respect to the tranche A term loan facility and revolving credit facility are based on the Company’s credit ratings in accordance with the table below.

Credit Rating			Ticking Fee	Fixed Rate Spread Tranche A Loans	Daily Rate Spread Tranche A Loans	Fixed Rate Spread Revolving Loans	Daily Rate Spread Revolving Loans	Facility Fee Revolving Credit Commitments
S&P	Fitch	Moody’s
≥ A-	≥ A-	≥ A3	0.100%	0.875%	0.0%	0.775%	0.0%	0.100%
BBB+	BBB+	Baa1	0.125%	1.000%	0.0%	0.875%	0.0%	0.125%
BBB	BBB	Baa2	0.150%	1.150%	0.150%	1.000%	0.0%	0.150%
≤ BBB-	≤ BBB-	≤ Baa3	0.175%	1.250%	0.250%	1.075%	0.075%	0.175%

In addition to paying interest on outstanding principal under the tranche A term loan facility and the revolving credit facility, the U.S. Borrower is required to pay (1) a facility fee to the lenders under the revolving credit facility (whether drawn or undrawn) and (2) a ticking fee to the lenders under the tranche A term loan facility (commencing on January 30, 2018 and ending on July 31, 2018 (or such earlier date as the tranche A term loan facility is terminated or drawn in its entirety)) based on the amount of undrawn commitments available thereunder from time to time, which facility fee and ticking fee are each based on the Company’s credit ratings in accordance with the table above. The applicable borrowers must also pay customary letter of credit fees.

Prepayments

The Credit Agreement does not require the borrowers to prepay outstanding loans under the revolving credit facilities or tranche A term loan facility, except on any date on which the sum of all outstanding revolving credit loans, all outstanding swingline loans and the total of all lenders’ letter of credit exposure exceeds 105% of the total revolving credit commitments under the Credit Agreement, in which case the borrowers must pay 100% of such excess amount.

The borrowers may voluntarily repay outstanding loans under the tranche A term loan facility and the revolving credit facility at any time without premium or penalty (other than as described in the following sentence). All prepayments of term and revolving loans shall be subject to certain customary “breakage” costs with respect to Fixed Rate loans. In addition, the borrowers may elect to permanently terminate or reduce all or a portion of the delayed draw term commitments or the revolving credit commitments and the letter of credit sub-limit under the revolving credit facility at any time, in each case, without premium or penalty.

Amortization and Maturity

The U.S. Borrower is required to repay installments on the tranche A term loans in quarterly principal amounts of 0.25% of the aggregate principal amount thereunder on March 5, May 15, August 15 and November 15 of each year, with the balance payable on October 31, 2022. In the event that the consolidated leverage ratio of the Company and its subsidiaries is less than or equal to 2.50 to 1.00 on the last day of the fiscal quarter immediately preceding any such installment payment date, no such installment payment shall be required on such date.

The entire principal amount of revolving credit loans and swingline loans outstanding (if any) under the revolving credit facility are due and payable in full at maturity on October 31, 2022, on which day the revolving credit and swingline commitments thereunder will terminate.

Guarantee

All obligations under the Credit Agreement are unconditionally guaranteed by the Company and each of its direct and indirect U.S. material subsidiaries which guarantee any other material indebtedness of the Company and its subsidiaries. The obligations of the foreign subsidiaries under the Credit Agreement are unconditionally guaranteed by the U.K. Borrower, the Canadian Borrower, CBRE Global Holdings S.A.R.L., Relam Amsterdam Holdings B.V. and CBRE Limited Partnership.

Covenants and Events of Default

The Credit Agreement includes financial covenants requiring the Company and its subsidiaries to maintain a maximum leverage ratio and minimum interest coverage ratio. In addition, the Credit Agreement also contains other customary affirmative and negative covenants and events of default.

The descriptions of the Credit Agreement and guarantees above are summaries and are qualified in their entirety by the Credit Agreement and Guarantee Agreement, filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 31, 2017, among CBRE Group, Inc., CBRE Services, Inc., certain subsidiaries of CBRE Services, Inc., the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

10.2	Guarantee Agreement, dated as of October 31, 2017, among CBRE Group, Inc., CBRE Services, Inc., the subsidiary guarantors party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2017	CBRE GROUP, INC.

	By:	/s/ GIL BOROK
Gil Borok
Deputy Chief Financial Officer and Chief Accounting Officer